Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Wright Medical Group N.V.:

We consent to the use of our reports dated February 23, 2016 with respect to the consolidated balance sheets of Wright Medical Group N.V. and subsidiaries as of December 27, 2015 and December 31, 2014, and the related consolidated statements of operations, comprehensive loss, cash flows and changes in shareholders’ equity for each of the years ended December 27, 2015, December 31, 2014 and December 31, 2013, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 27, 2015, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

(signed) KPMG LLP

Memphis, Tennessee
May 4, 2016